United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1933

Date of Report: April 30, 2010

Commission File Number: 001-07894

Matrixx Resource Holdings, Inc.

Delaware                     95-2312900

(Jurisdiction of Incorporation)        (I.R.S. Employer Identification No.)

23852 Pacific Coast Hwy, #167, Malibu, CA  90265

(Address of principal executive offices)

11601 Wilshire Blvd. Ste. 500, Los Angeles, CA 90025

(Former address of principal executive offices)

Registrant’s telephone number, including area code:

(310) 589-0313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 8.01 Other Events.

Matrixx Resource Holdings, Inc. has retained the services of Global Investment Consultants, Inc to assist the Company’s development and growth strategy within the energy sector.  As President of the consulting firm, Ms. Spradling brings her lineage and years of dedicated service in the oil and gas industry to assist Matrixx in acquiring secure working interests in both producing, and exploration and development properties.  Additional functions of the consultant are to locate industry professionals to sit on the Board of Directors, as well as corporate development and financial activities.

In addition, several potential exploration prospects are currently under review located in Texas and Louisiana.  With the assistance of Ms. Spradling, the Company has engaged in first stages of negotiation on a lease that should bring two to three exploration wells of 3400 to 4000 feet in depth.  The “Wharton Prospect” Located in Wharton County, is a 121 acre lease on the Yegua sands.  3 d-seismic testing shows a potential bright spot of 2-3 BCF dry natural hydrocarbon gas on the lease. The Company will provide more data on this acquisition as it becomes available

The company’s goal is to identify and proceed with acquiring additional exploration leases in the next few weeks.  MXXH management understands that energy prices have stabilized and have reached levels more than sufficient to cause exploration activity.  After review of prospects, MXXH management intends to take a conservative approach.  Shallow reentry exploration with proven reserves will be the primary target prospect.  Also, the management is considering purchasing royalty and working interest revenue to off set risk created by exploration.

The Company intends to furnish its financial statements with Pink Sheets through the OTC Disclosure and News Service while the statements undergo audits.  Once audited, Matrixx will submit the reports on the EDGAR system and become compliant in the company’s reporting requirements for eligibility on the OTC Bulletin Board.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

________/S/ Catherine Thompson____________________________

Registrant

________/S/ Catherine Thompson____________________________

Signatures

Catherine A. Thompson, CFO, Director

________4/30/2010_____________________________

Date